Exhibit 10.1
Williams Pipeline GP LLC
Director Compensation Policy
Adopted August 19, 2008
Revised January 23, 2009
Revised May 26, 2009
Compensation of Directors
Members of the Board of Directors (the “Board”) of Williams Pipeline GP LLC (the “Company”) who are also officers or employees of affiliates of the Company shall receive no additional compensation for serving on the Board or Board Committees.
I. Bi-Annual Compensation Package
Subject to adjustment as provided in Section IV below, for two periods beginning on January 24th of each year and ending on July 23rd of the year as well as beginning on July 24th and ending on January 23rd of the following year (each “Bi-Annual Compensation Period”), directors who are not officers or employees of the Company or its affiliates (each a “Non-Employee Director” and collectively “Non-Employee Directors”) shall receive the following bi-annual compensation package (“Bi-Annual Compensation Package”):
1.	$37,500 cash, subject to the provisions of Section IV below, such cash compensation to be paid on January 24th and July 24th for an annual sum of $75,000; and

2.
$2,500 cash each for service on the conflicts and audit committees of the Board, subject to the provisions of Section IV below, such cash compensation to be paid on January 24th and July 24th for an annual sum of $5,000.

II. Conflicts Committee Fees
In addition to the Bi-Annual Compensation Package, each Non-Employee Director serving as a member of the conflicts committee shall receive $1,250 cash for each conflicts committee meeting where the member is present, minutes have been recorded, and substantive business was conducted at the meeting (“Conflicts Committee Fee”).
Conflicts Committee Fees shall be paid on January 24th each year for qualifying meetings held during the preceding twelve (12) months. To enable timely payment of meeting fees, a schedule detailing the number of qualifying meetings held during the prior twelve (12) months, as well as the members present at each meeting, will be provided to the Company’s corporate secretary no later than January 9th of each year.
III. Other Compensation
In addition, each Non-Employee Director shall receive the following for service on the Board:
1.	for a person first elected as a Non-Employee Director, a one-time payment of $25,000 cash on the date of election to the Board; and

2.
reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and attending education programs relevant to their duties as members of the Board.

IV. Interim Payment and Grant Dates and Proration
1.	Interim Payment and Grant Dates.

A person who first becomes a Non-Employee Director after January 24th and prior to May 1st shall receive the full Bi-Annual Compensation Package payment for such first Bi-Annual Compensation Period (January 24th through July 23rd) paid as of May 15th.

A person who first becomes a Non-Employee Director on or after May 1st and on or before July 23rd shall receive a prorated Bi-Annual Compensation Package for such first Bi-Annual Compensation Period (January 24th through July 23rd) paid as of July 24th.

A person who first becomes a Non-Employee Director on or after July 24th and prior to January 24th shall receive a prorated Bi-Annual Compensation Package for such first Bi-Annual Compensation Period (July 24th through January 23rd) paid as of January 24th.

2.	Proration.
The amount of cash and compensation for a prorated Bi-Annual Compensation Package shall be the product of the aggregate bi-annual cash compensation amount applicable to such Non-Employee Director as set forth in Section I above multiplied by a fraction, the numerator of which is the number of full and fractional calendar months elapsing between the date such person first becomes a Non-Employee Director and the earlier of the following January 23rd or July 23rd and the denominator of which is 6.
V. Other Provisions
Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Williams Pipeline GP LLC Long-Term Incentive Plan (the “Plan”).